Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-57160


         PROSPECTUS




                                1,416,586 Shares

                               E*TRADE GROUP, INC.
                                  Common Stock


                  This prospectus relates to the offer and sale from time to time of 1,416,586 shares of our common stock held by the stockholders named in this prospectus.

                  The prices at which selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

                  The shares offered by this prospectus were originally issued in connection with our acquisition of E*TRADE Germany AG, a German corporation.

                  Our common stock is listed on the New York Stock Exchange under the symbol "ET." On June 14, 2001, the closing price for the common stock was $6.49.

                         -------------------------------

                  Investing in these securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                         -------------------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------

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                  The date of this prospectus is June 15, 2001

         You should rely only on the information contained in or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Any statements in this prospectus and in our filings with the Commission incorporated by reference in this prospectus that are not statements of historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements, as well as other oral and written forward-looking statements made by or on behalf of us from time to time, including statements contained in our other filings with the Commission and our reports to shareowners, involve known and unknown risks and assumptions about our business and other factors which may cause our actual results in future periods to differ materially from those expressed in any forward-looking statements. Any such statement is qualified by reference to the risks and factors discussed under "Risk Factors" beginning on page 3 of this prospectus, as well as in any of our subsequent filings with the Commission. These reports and filings are available from the Commission or may be obtained upon request from us. We caution that the risks and factors discussed in this prospectus and in these filings are not exclusive. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus and in the filings with the Commission we incorporate by reference in this prospectus not to occur.


                               E*TRADE GROUP, INC.

         We, through our wholly-owned subsidiaries, including E*TRADE Securities, Inc., TIR (Holdings) Limited and E*TRADE Bank, provide online financial services and have established a popular, branded destination Web site for self-directed investors. We offer financial products and services in the following three primary categories:

          o Domestic retail brokerage - our domestic retail brokerage products and services include fully-automated stock, option, fixed income and mutual fund order processing, online investment portfolio tracking, and access to financial market news and information. Revenues from these products and services were 71% of our net revenues in the fiscal year ended September 30, 2000

          o Banking - through our banking operations, we provide a wide range of FDIC-insured and other banking products and services through the Internet, telephones and ATMs. Revenues from these products and services were 10% of our net revenues in the fiscal year ended September 30, 2000.

          o Global and institutional brokerage - our global brokerage products and services are similar to those of our domestic retail brokerage operations except that they are provided to foreign investors through our international subsidiaries. Our institutional brokerage products and services are provided to institutional investors as opposed to retail investors, and revenues from these products and services were 13% of our net revenues in the fiscal year ended September 30, 2000.

         In addition, we provide asset gathering and other services consisting primarily of our mutual fund operations and stock option and stock purchase plan services provided to corporations. Revenues from these asset gathering and other services, together with certain corporate investing activities, were 6% of our net revenues in the fiscal year ended September 30, 2000.

         We provide our services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition) and direct modem access. Our proprietary transaction-enabling system includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity, option, mutual fund and fixed income transactions. The primary components of our transaction-enabling system include a graphical user interface, the session manager, the transaction process monitor, the data manager, and the transaction processor. As our proprietary transaction-enabling system is designed and proven to be a flexible, "front-end" system, we are able to integrate it with a wide range of computing platforms used throughout the financial services industry in executing electronic commerce transactions. We believe that our proprietary technology can be adapted to provide transaction-enabling services in the financial services industry, including, but not limited to, investment banking, insurance, and correspondent clearing operations.

         Our principal executive office is located at 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000. The address of our web site is www.etrade.com. The information on our web site does not form part of this prospectus. References to E*TRADE, "we", "us" and "our" in this prospectus refer to E*TRADE Group, Inc. and its subsidiaries unless the context requires otherwise. References to the "Bank" in this prospectus refer to E*TRADE Bank.

                                  RISK FACTORS

     RISKS RELATING TO THE NATURE OF THE ONLINE FINANCIAL SERVICES BUSINESS

We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share

         The market for financial services over the Internet is new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from financial institutions, brokerage firms, banks, mutual fund companies, Internet portals and other organizations, including among others:

          o    American Express Company

          o    AOL Time Warner Inc.

          o    Ameritrade, Inc.

          o    Bank of America Corporation

          o    Charles Schwab & Co., Inc.

          o    CSFBdirect (formerly DLJ direct)

          o    J.P. Morgan Chase & Co.

          o    Citigroup Inc.

          o    Datek Online Holdings Corporation

          o    Fidelity Investments

          o    FleetBoston Financial Corporation

          o    Intuit Inc.

          o    Merrill Lynch, Pierce, Fenner & Smith Incorporated

          o    Microsoft MoneyCentral

          o    Morgan Stanley Dean Witter & Co.

          o    National Discount Brokers Corporation (which is owned by Deutsche
               Bank)

          o    NetBank, Inc.

          o    PaineWebber Group, Inc. (which is owned by UBS AG)

          o    Salomon Smith Barney, Inc. (which is owned by Citigroup)

          o    TD Waterhouse Group, Inc.

          o    Wells Fargo & Company

          o    WingspanBank.com (a division of First USA Bank, N.A.)

          o    Yahoo! Inc.

         Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of investment banking, advisory and other financial services and products than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer preferences and requirements. Many of our competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from us. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do, possibly even sparking a price war in the online financial services industry. Moreover, some of our competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. It is possible that new competitors or alliances among existing competitors may significantly reduce our market share.

         General financial success within the financial services industry over the past several years has strengthened existing competitors and may continue to attract new competitors, such as software development companies, insurance companies and others, as such companies expand their financial product lines. Commercial banks and other financial institutions have become more competitive with our brokerage operations by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business. While we cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, we may be adversely affected by such competition. To the extent our competitors are able to attract and retain customers, our business or ability to grow could be adversely affected.

         There can be no assurance that we will be able to compete effectively with current or future competitors or that this competition will not significantly harm our business.

The security of our computers or confidential customer information transmitted over public networks could be breached, which could deter customers from using our services and significantly damage our reputation

         Because we rely heavily on electronic communications and secure transaction processing in our securities, banking and ATM businesses, we must protect our computer systems and network from physical break-ins, security breaches and other disruptions caused by unauthorized access. We must also provide for the secure transmission of confidential information over public networks. The open nature of the Internet makes protecting against these threats more difficult. Unauthorized access to our computers could jeopardize the security of information stored in and transmitted through our computer systems and network, which could harm our ability to retain or attract customers, damage our reputation and subject us to litigation and financial losses. We have in the past, and could in the future, be subject to denial of service, vandalism and other attacks on our systems. We rely on encryption and authentication technology, including cryptography technology licensed from RSA Data Security, Inc., to provide secure transmission of confidential information over public networks. Advances in computer and decryption capabilities or other developments could compromise the methods we use to protect customer transaction data, which could harm our ability to retain or attract customers. In addition, we must guard against damage by persons with authorized access to our computer systems. The security and encryption technology and the operational procedures we implement to prevent break-ins, damage and failures may be unable to prevent future disruptions of our operations. Our insurance coverage may be insufficient to cover losses that may result from these events.

As a significant portion of our revenues come from online investing services, downturns in the securities industry have harmed and could further significantly harm our business, including by reducing transaction volumes and margin borrowing and increasing our dependence on our more active customers who receive lower prices

         A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. We, like other financial services firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. The U.S. securities markets are characterized by considerable fluctuation and downturns in these markets have harmed our operating results, including our transaction volume and the rate of growth of new accounts, and could continue to do so in the future. Significant downturns in the U.S. securities markets occurred in October 1987 and October 1989, and a significant downturn has been occurring since March 2000. Consequently, transaction volume has decreased industry-wide including a substantial decrease in the past quarter, and many broker-dealers, including E*TRADE Securities, have been adversely affected. The decrease in transaction volume has been more significant with respect to our less active customers, increasing our dependence on our more active Power E*TRADE customers who receive more favorable pricing based on their transaction volume. When transaction volume is low, our operating results are harmed in part because some of our overhead costs remain relatively fixed. We cannot assure you that U.S. securities markets will not continue to be volatile or that prices and transaction volumes will not continue to move downward, either of which could harm our business going forward. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we would. See "We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share."

Downturns in the securities markets increase the risk that parties to margin lending transactions with us will fail to honor their commitments and that the value of the collateral we hold in connection with those transactions will not be adequate, increasing our risk of losses from our margin lending activities

         We sometimes allow customers to purchase securities on margin, and we are therefore subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining and the value of the collateral we hold could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we run the risk of loss if there are sharp changes in market values of many securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could harm our financial position and results of operations.

Our inability to retain and hire skilled personnel and senior management could seriously harm our ability to maintain and grow our business

         Over the past year, we hired a significant number of additional skilled personnel, including persons with experience in the computer, brokerage and banking industries, and persons with Series 7 or other broker-dealer licenses. If the number of accounts and transaction volume increases significantly over current volume, there could be a shortage of qualified and, in some cases, licensed personnel that we may then be seeking to hire which could cause a backlog in the handling of banking transactions or the processing of brokerage orders that need review, and that could harm our business, financial condition and operating results. Competition for such personnel is intense when trading volumes are high, and there can be no assurance that we will be able to retain or hire technical persons or licensed representatives in the future.

         In addition, our future success depends to a significant degree on the skills, experience and efforts of our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, and other key management personnel. The loss of the services of any of these individuals could compromise our ability to effectively operate our business.

If our ability to correctly process customer transactions is slowed or interrupted, we could be subject to customer litigation and our reputation could be harmed

         We process customer transactions mostly through the Internet, online service providers, touch-tone telephones and our computer systems, and we depend heavily on the integrity of the communications and computer systems supporting these transactions, including our internal software programs and computer systems. A degradation or interruption in the operation of these systems could subject us to significant customer litigation and could materially harm our reputation. Our systems or any other systems in the transaction process could slow down significantly or fail for a variety of reasons including:

          o    undetected errors in software programs or computer systems,

          o our inability to effectively resolve any errors in our internal software programs or computer systems once they are detected, or

          o heavy stress placed on systems in the transaction process during certain peak trading times.

         If our systems or any other systems in the transaction process slow down or fail even for a short time, our customers could suffer delays in transaction processing, which could cause substantial customer losses and may subject us to claims for these losses or to litigation. The NASDR defines a "system failure" as a shutdown of our mission critical systems (defined as those necessary for the acceptance and execution of online securities orders) which causes the customers' use of these systems to equal or exceed system capacity during regular market hours, or a shutdown of any system application necessary for the acceptance and execution of online securities orders for a period of 15 continuous minutes that affects 25% or more of the customers on the system from effecting securities transactions during regular market hours. We have experienced systems failures and degradation in the past. Systems failures and degradations could occur with respect to U.S. markets or foreign markets where we must implement new transaction processing infrastructures. To date, during our systems failures, we were able to take orders by telephone; however, with respect to our brokerage transactions, only associates with securities brokers' licenses can accept telephone orders. An adequate number of such associates may not be available to take customer calls in the event of a future systems failure, and we may not be able to increase our customer service personnel and capabilities in a timely and cost-effective manner. To promote customer satisfaction and protect our brand name, we have, on certain occasions, compensated customers for verifiable losses from such failures.

Increases in prevailing and anticipated interest rates would reduce the value of the Bank's fixed rate investments and may decrease the Bank's profitability by increasing the expense of variable rate interest-bearing liabilities without a corresponding increase in income from assets bearing a fixed rate of interest

         The results of operations for the Bank depend in large part upon the level of its net interest income, that is, the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in market interest rates (and the yield curve) could reduce the value of the Bank's financial assets and thereby reduce net interest income. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decline in value as interest rates rise. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions.

         The Bank attempts to mitigate this interest rate risk by using derivative contracts that are designed to offset, in whole or in part, the variability in value or cash flow of various assets or liabilities caused by changes in interest rates. There can be no assurances that these derivative contracts move either directionally or proportionately as intended. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted on October 1, 2000, requires that the hedge ineffectiveness, or the change in value of the hedged item versus the change in value of the hedging instruments, be recognized in earnings as of the reporting date. Our financial results may prove to be more volatile due to this new reporting requirement.

         If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

The Bank's asset diversification to include higher yielding investments which carry a higher inherent risk of default in its portfolio may increase the risk of charge-offs which could reduce our profitability

         As the Bank diversifies its investment portfolio through purchases of new higher yielding investment classes, we will have to manage assets that carry a higher inherent risk of default than experienced with our existing portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. If expectations of future charge-offs increase, a simultaneous increase in the amount of our loss reserves would be required. The increased level of charge-offs recorded to meet additional reserve requirements could harm the results of our operations if those higher yields do not cover the charge-offs.

We rely on a number of third parties to process our transactions, and their inability to expand their technology to meet our needs, or our inability to expand our own technology in the event of a significant increase in demand, could impair our ability to acquire new customers and otherwise grow our business

         We rely on a number of third parties to process our transactions, including online and Internet service providers, back office processing organizations, other service providers and market-makers, all of which may need to expand the scope of the operations they perform for us. Any backlog caused by a third party's inability to expand sufficiently to meet our needs could harm our business. In addition, in the past rapid growth in the use of our services has strained our own ability to adequately expand technologically to meet increased demand.

If we are unable to quickly introduce new products and services that satisfy changing customer needs, we could lose customers and have difficulty attracting new customers

         Our future profitability depends significantly on our ability to develop and enhance our services and products. There are significant challenges to such development and enhancement, including technical risks. There can be no assurance that we will be successful in achieving any of the following:

          o    effectively using new technologies,

          o adapting our services and products to meet emerging industry standards,

          o developing, introducing and marketing service and product enhancements, or

          o developing, introducing and marketing new services and products to meet customer demand.

         Additionally, these new services and products, if they are developed, may not adequately meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, our business could be harmed.

If our Business Solutions Group products fail or produce inaccurate results we could be subject to litigation and our reputation may be harmed

         BSG provides products and services to assist companies to work effectively with their own professional legal, accounting and tax advisors to comply with the laws, regulations, and rules pertaining to equity compensation. BSG provides products and services that, by their nature, are highly technical and intricate, and that deal with issues which could result in significant accounting and tax reporting inaccuracies. If BSG's efforts to protect itself from liability arising from product design limitations and/or potential human error prove inadequate, these inaccuracies could subject BSG to customer litigation and damage our reputation.

The size of our market and our results of operations depend heavily upon the growing acceptance of the Internet as a commercial marketplace for financial services

         Because the electronic provision of financial services is currently the most significant part of our business, sales of most of our services and products will depend on consumers continuing to adopt the Internet as a method of doing business and, in particular, as a method of obtaining financial services. Several factors could adversely affect the acceptance and growth of online commerce. For example, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by growing usage. In addition, the Internet could be adversely affected by the slow development or adoption of standards and protocols to handle increased Internet activity or by increased governmental regulation. Moreover, critical Internet issues including privacy, security, reliability, cost, ease of use, accessibility and quality of service remain unresolved, which could negatively affect the growth of Internet use or commerce on the Internet.

         Even if Internet commerce grows generally, the online market for financial services could grow more slowly or even shrink in size. Adoption of online commerce for financial services by individuals who have relied upon traditional delivery channels in the past will require such individuals to accept new and different methods of conducting business Consumers who trade with traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Also, concerns about security and privacy on the Internet may hinder the growth of online investing and banking, which could harm our business.

If our international efforts are not successful, our business growth will be harmed and our resources will not have been used efficiently

         One component of our strategy is a planned increase in efforts to attract more international customers. To date, we have limited experience in providing brokerage services internationally, and E*TRADE Financial Corporation, referred to in this prospectus as ETFC, has had only limited experience providing banking services to customers outside the United States. There can be no assurance that we and/or our international licensees will be able to market our branded services and products successfully in international markets.

         In order to expand our services globally, we must comply with the regulatory controls of each specific country in which we conduct business. Our international expansion could be limited by the compliance requirements of other regulatory jurisdictions, including the EU's Privacy Directive regulating the use and transfer of customer data. We intend to rely primarily on local third parties and our subsidiaries for regulatory compliance in foreign jurisdictions.

         In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage and banking industries, such as:

          o    unexpected changes in regulatory requirements and trade barriers,

          o    difficulties in staffing and managing foreign operations,

          o    the level of investor interest in cross-border trading,

          o    authentication of online customers,

          o    political instability,

          o    fluctuations in currency exchange rates,

          o reduced protection for intellectual property rights in some countries,

          o seasonal reductions in business activity during the summer months in Europe and certain other parts of the world,

          o the level of adoption of the Internet in international markets, and

          o    potentially adverse tax consequences.

         Any of the foregoing could harm our international operations. In addition, because some of these international markets are served through license arrangements with others, we rely upon these third parties for a variety of business and regulatory compliance matters. We have limited control over the management and direction of these third parties. We run the risk that their action or inaction could harm our operations and/or our reputation. Additionally, certain of our international licensees have the right to grant sublicenses. Generally, we have less control over sublicensees than we do over licensees. As a result, the risk to our operations and goodwill is higher.

Our failure to successfully integrate the companies that we acquire into our existing operations could harm our business.

         We recently acquired ETFC, TIR (Holdings) Limited, E*TRADE Access, Electronic Investing Corporation, PrivateAccounts Inc., renamed E*TRADE Advisory Services, Inc. on January 2, 2001, E*TRADE Technologies, LoansDirect and several of our international affiliates. We may also acquire other companies or technologies in the future, and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including, but not limited to:

          o difficulties in the assimilation and integration of acquired operations and products,

          o    diversion of management's attention from other business concerns,

          o    failure to achieve anticipated cost savings,

          o amortization of acquired intangible assets, with the effect of reducing our reported earnings, and

          o    potential loss of key associates of acquired companies.

         No assurance can be given as to our ability to integrate successfully any operations, technology, personnel, services or new businesses or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could harm our business. In addition, there can be no assurance that we will realize a positive return on any of these investments.

Any failure to maintain our relationships with strategic partners or loss in value of the investments we make could harm our business

         We have established a number of strategic relationships with online and Internet service providers, as well as software and information service providers and retail companies. There can be no assurance that any such relationships will be maintained, or that if they are maintained, they will be successful or profitable. Additionally, we may not be able to develop new relationships of this type in the future.

         We also make investments, either directly or through affiliated private investment funds, in equity securities of other companies without acquiring control of those companies. There may be no public market for the securities of the companies in which we invest, and we may not be able to sell these securities at a profit, or at all.

If we fail to protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights, be liable for significant damages, or incur significant costs and expenses regardless of the merits of the claims against us

         Our ability to compete effectively is dependent to a significant degree on our brand and proprietary technology. We rely primarily on copyright, trade secret and trademark law to protect our technology and our brand. Effective trademark protection may not be available for our trademarks. Although we have registered the trademark "E*TRADE" in the United States and a number of other countries, and have other registered trademarks, there can be no assurance that we will be able to secure significant protection for these trademarks. Our competitors or others may adopt product or service names similar to "E*TRADE," thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to adequately protect the name "E*TRADE" could harm our business. Despite any precautions we take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford us little or no effective protection for our intellectual property. There can be no assurance that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

          o    enforce our intellectual property rights,

          o    protect our trade secrets,

          o determine the validity and scope of the proprietary rights of others, or

          o    defend against claims of infringement or invalidity.

         Such litigation, whether successful or unsuccessful, could result in substantial costs and divert resources, either of which could harm our business.

         We have received in the past, and may receive in the future, notices of claims of infringement of other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity -- or any indemnification claims based on such claims--will not be asserted or prosecuted against us. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources or require us to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all.


                RISKS RELATING TO THE REGULATION OF OUR BUSINESS

If changes in government regulation favor our competition or restrict our business practices, our ability to attract customers and our profitability may suffer

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. The banking industry in the United States is subject to extensive federal regulation. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

          o    sales methods,

          o    recommendations of securities,

          o    trading practices among broker-dealers,

          o    execution of customers' orders,

          o    use and safekeeping of customers' funds and securities,

          o    capital structure,

          o    record keeping,

          o    advertising,

          o    conduct of directors, officers and employees, and

          o    supervision.

         Because we are a self-clearing broker-dealer, we have to comply with many additional laws and rules. These include rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Our ability to comply with these rules depends largely on the establishment and maintenance of a qualified compliance system.

         Similarly, E*TRADE Group Inc. and ETFC, as savings and loan holding companies, and the Bank, as a federally chartered savings bank and subsidiary of ETFC, are subject to extensive regulation, supervision and examination by the OTS, and, in the case of the Bank, the FDIC. Such regulation covers all aspects of the banking business, including lending practices, safeguarding deposits, capital structure, record keeping, and conduct and qualifications of personnel.

         Because of our international presence, we are also subject to the regulatory controls of each specific country in which we conduct business.

         Because we operate in an industry subject to extensive regulation, the competitive landscape in our industry can change significantly as a result of new regulation, changes in existing regulation, or changes in the interpretation or enforcement of existing laws and rules. For example, in November 1999, the Gramm-Leach-Bliley Act was enacted into law. This act reduces the legal barriers between banking, securities and insurance companies, and will make it easier for financial holding companies to compete directly with our securities business, as well as for our competitors in the securities business to diversify their revenues and attract additional customers through entry into the banking and insurance businesses. The Gramm-Leach-Bliley Act may have a material impact on the competitive landscape that we face.

         There can be no assurance that federal, state or foreign agencies will not further regulate our business. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. We may also be subject to additional regulation as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact laws, rules or regulations affecting our business or operations. We may also be subject to federal, state or foreign money transmitter laws and state and foreign sales or use tax laws. If such laws are enacted or deemed applicable to us, our business or operations could be rendered more costly or burdensome, less efficient or even impossible. Any of the foregoing could harm our business, financial condition and operating results.

If we fail to comply with applicable securities and banking regulations, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

         The SEC, the NASDR or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. Our growth has placed considerable strain on our ability to ensure such compliance. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could harm our business.

If we do not maintain the capital levels required by regulators, we may be fined or forced out of business

         The SEC, NASDR, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a securities firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASDR, and could ultimately lead to the firm's liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

         The table below summarizes the minimum net capital requirements for our domestic broker-dealer subsidiaries as of March 31, 2001 (in thousands):

                                            Required                   Excess
                                           Net Capital  Net Capital  Net Capital
                                           ------------ ----------- ------------
E*TRADE Securities Incorporated ........    $ 48,123    $414,103    $365,980
E*TRADE Institutional Securities, Inc. .    $    250    $  2,779    $  2,529
E*TRADE Investor Select, Inc. ..........    $      5    $    230    $    225
Marquette Securities, Inc. .............    $    250    $    795    $    545
E*TRADE Capital Markets, Inc. ..........    $    174    $ 14,126    $ 13,952
E*TRADE Canada Securities Corporation ..    $     56    $    192    $    136

         Similarly, banks, such as the Bank, are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could harm a bank's operations and financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of the bank's capital, risk weightings of assets and off-balance-sheet transactions, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

         The table below summarizes the capital adequacy requirements for the Bank as of March 31, 2001 (dollars in thousands):

                                                                       To Be Well
                                                                    Capitalized Under
                                                                    Prompt Corrective
                                                   Actual           Action Provisions
                                            ---------------------  ---------------------
                                              Amount      Ratio      Amount      Ratio
                                            ------------  -------  ------------ --------
Core Capital (to adjusted tangible assets)   $682,943      5.66%    >$603,741   > 5.0%

Tier 1 Capital (to risk weighted assets) .   $682,943     11.57%    >$354,124   > 6.0%

Total Capital (to risk weighted assets) ..   $696,595     11.80%    >$590,206   >10.0%

Restrictions on the ability of or decreased willingness of third parties to make payments for order flow could reduce our profitability

         Order flow revenue is comprised of rebate income from various market makers and market centers for processing transactions through them. There can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASDR or other regulatory agencies, courts or governmental units. In addition, the listed marketplaces other than Nasdaq moved from trading using fractional share prices to trading using decimals in January 2001 and the Nasdaq initiated decimalization in March 2001. With the advent of decimalization, certain market makers have announced plans to reduce payments for order flow, while others are taking a "wait and see" approach. As a majority of our order flow revenues is derived from Nasdaq listed securities, the impact of decimalization during the quarter ended March 31, 2001 has not been significant, but the impact of decimalization on future revenues cannot be accurately predicted at this time, and a general decrease in these revenues is expected. Further, there can be no assurance that we will be able to continue our present relationships and terms for payments for order flow. Loss of any or all of these revenues could harm our business.

Regulatory review of our advertising practices could hinder our ability to operate our business and result in fines and other penalties

         All marketing activities by E*TRADE Securities are regulated by the NASDR, and all marketing materials must be reviewed by an E*TRADE Securities Series 24 licensed principal prior to release. The NASDR has in the past asked us to revise certain marketing materials. We are currently the subject of a formal NASDR investigation and an informal SEC inquiry into our advertising practices. The NASDR can impose certain penalties for violations of its advertising regulations, including:

     o    censures or fines,

     o    suspension of all advertising,

     o    the issuance of cease-and-desist orders, or

     o the suspension or expulsion of a broker-dealer or any of its officers or employees.

In addition, the federal banking agencies impose restrictions on bank advertising of non-deposit investment products to minimize the likelihood of customer confusion.

If we were to solicit orders from our customers or make investment recommendations, we would become subject to additional regulations that could be burdensome and subject us to fines and other penalties

         We do not currently solicit orders from our customers or make investment recommendations. However, if we were to engage in such activities, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers. Compliance with these regulations could be burdensome, and, if we fail to comply, we could be subject to fines and other penalties. We are continuing to development technology, through a joint venture, that may enable us to provide financial advice for online investors in the future.

Due to the increasing popularity of the Internet, laws and regulations may be passed dealing with issues such as user privacy, pricing, content and quality of products and services and those regulations could adversely affect the growth of the online financial services industry

         As required by the Gramm-Leach-Bliley Act, the SEC and OTS have recently adopted regulations on financial privacy which will take effect in July 2001 that will require E*TRADE Securities and the Bank to notify consumers about the circumstances in which they may share consumers' personal information with unaffiliated third parties and to give consumers the right to prohibit such information sharing in specified circumstances. Although E*TRADE Securities and the Bank already provide such opt-out rights in our privacy policies, the regulations will require us to modify the text and the form of presentation of our privacy policies and to incur additional expense to ensure ongoing compliance with the regulations.

         In addition, several recent reports have focused attention on the online brokerage industry. For example, the New York Attorney General investigated the online brokerage industry and issued a report in November 1999, citing consumer complaints about delays and technical difficulties in companies conducting online stock trading. SEC Commissioner Laura Unger also issued a report in November 1999 on issues raised by online brokerage, including suitability and marketing issues. Most recently, the United States General Accounting Office issued a report citing a need for better investor protection information on brokers' Web sites and, on January 25, 2001, the SEC issued a report summarizing its findings and recommendations following an examination of broker-dealers offering online trading.

         Increased attention focused upon these issues could hurt the growth of the online financial services industry, which could, in turn, decrease the demand for our services or could otherwise harm our business.

Due to our acquisition of ETFC, we are subject to regulations that could restrict our ability to take advantage of good business opportunities and that may be burdensome to comply with

         Upon the completion of our acquisition of ETFC and its subsidiary, the Bank, on January 12, 2000, we became subject to regulation as a savings and loan holding company. As a result, we, as well as the Bank, are required to file periodic reports with the OTS, and are subject to examination by the OTS. The OTS also has certain types of enforcement power over ETFC and us, including the ability to issue cease-and-desist orders, up to and including forcing divestiture of the Bank, and civil money penalties, for violating the Savings and Loan Holding Company Act. In addition, under the Graham-Leach-Bliley Act, our activities are now restricted to activities that are financial in nature and certain real estate-related activities. We may also make merchant banking investments in companies whose activities are not financial in nature, if those investments are engaged in for the purpose of appreciation and ultimate resale of the investment, and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.

         We believe that all of our existing activities and investments are permissible under the new legislation, but the OTS has not interpreted these provisions. Even if all of our existing activities and investments are permissible, under the new legislation we will be constrained in pursuing future new activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies. These restrictions could prevent us from pursuing certain activities and transactions that could be beneficial to us.

         In addition to regulation of us and ETFC as savings and loan holding companies, federal savings banks such as the Bank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures, and their relationship with affiliated companies. In addition, as a condition to approving our acquisition of ETFC, the OTS imposed various notice and other requirements, primarily a requirement that the Bank obtain prior approval from the OTS of any future material changes to the Bank's business plan. These regulations and conditions, and our inexperience with them, could affect our ability to realize synergies from the acquisition, and could negatively affect both us and the Bank following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

We may incur costs to avoid investment company status and our business would suffer significant harm if we were deemed to be an investment company

         We may incur significant costs to avoid investment company status and may suffer other adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940, commonly referred to as the 1940 Act.

         A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. After giving effect to the sale of 6% convertible subordinated notes, we will have substantial short-term investments until the net proceeds from the sale can be deployed. In addition, we and our subsidiaries have made minority equity investments in other companies that may constitute investment securities under the 1940 Act. In particular, many of our publicly-traded equity investments, which are owned directly or indirectly by us or through related venture funds, are deemed to be investment securities. Although our investment securities currently comprise less than 40% of our total assets, the value of these minority investments has fluctuated in the past, and substantial appreciation in some of these investments or a decline in our total assets may, from time to time, cause the value of our investment securities to exceed 40% of our total assets. These factors may result in us being treated as an "investment company" under the 1940 Act.

         We believe we are primarily engaged in a business other than investing, reinvesting, owning, holding, or trading securities for our account and, therefore, are not an investment company within the meaning of the 1940 Act. However, in the event that the 40% limit were to be exceeded (including through fluctuations in the value of our investment securities), we may need to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the sale of investment securities and the acquisition of non-investment security assets, such as cash, cash equivalents and U.S. government securities. If we sell investment securities, we may sell them sooner than we intended. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to normal contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities if we sell these assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets, and will likely realize a lower return on any such investments.

         If we were deemed to be an investment company, we could become subject to substantial regulation under the 1940 Act with respect to our capital structure, management, operations, affiliate transactions and other matters. As a consequence, we could be barred from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, some of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business in certain circumstances.


                       RISKS RELATING TO OWNING OUR STOCK

Our historical quarterly results have fluctuated and do not reliably indicate future operating results

         We do not believe that our historical operating results should be relied upon as an indication of our future operating results. We expect to experience large fluctuations in future quarterly operating results that may be caused by many factors, including the following:

         o fluctuations in the fair market value of our equity investments in other companies, including through existing or future private investment funds managed by us,

         o fluctuations in interest rates, which will impact our investment and loan portfolios,

         o    changes in trading volume in securities markets,

         o the success of, or costs associated with, acquisitions, joint ventures or other strategic relationships,

         o    changes in key personnel,

         o    seasonal trends,

         o purchases and sales of securities and other assets as part of the Bank's portfolio restructuring efforts,

         o customer acquisition costs, which may be affected by competitive conditions in the marketplace,

         o the timing of introductions or enhancements to online financial services and products by us or our competitors,

         o    market acceptance of online financial services and products,

         o domestic and international regulation of the brokerage, banking and Internet industries,

         o    accounting for derivative instruments and hedging activities,

         o    changes in domestic or international tax rates,

         o    changes in pricing policies by us or our competitors,

         o    fluctuation in foreign exchange rates, and

         o changes in the level of operating expenses to support projected growth.

         We have also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

We have incurred losses in the past and we cannot assure you that we will achieve profitability

         We have a long history of incurring operating losses in each fiscal year and we may incur operating losses in the future. We incurred net losses of $402,000 in fiscal 1998 and $56.8 million in fiscal 1999. Although we achieved profitability in fiscal 2000 due in part to sales of investment securities, we cannot assure you that profitability will be sustained.

The market price of our common stock may continue to be volatile which could cause litigation against us and the inability of shareowners to resell their shares at or above the prices at which they acquire them

         Since January 1, 2000, the price per share of our common stock has ranged from a high of $15.38 to a low of $5.32. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including:

         o    quarterly variations in operating results,

         o    volatility in the stock market,

         o    volatility in the general economy,

         o    changes in interest rates,

         o announcements of acquisitions, technological innovations or new software, services or products by us or our competitors, and

         o changes in financial estimates and recommendations by securities analysts.

         In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and financial services companies. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key associates, our access to capital and other aspects of our business, which also could harm our business.

We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

         In the future, we may need to raise additional funds for various purposes, including to expand our technology resources, to hire additional associates, to make acquisitions or to increase the Bank's total assets or deposit base. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the result of our issuing securities could be to dilute the value of shares of our common stock and cause the market price to fall.

                          MARKET FOR OUR COMMON EQUITY

         The following table shows the high and low sale prices of our common stock as reported by the Nasdaq National Market or the New York Stock Exchange, as applicable (we relisted from the Nasdaq National Market to the New York Stock Exchange in January 2001), for the periods indicated.

                                                             High        Low
                                                            --------   -------
Fiscal 1999:
First Quarter ..........................................  $   16.25   $    2.50
Second Quarter .........................................  $   33.22   $   12.74
Third Quarter ..........................................  $   72.25   $   29.38
Fourth Quarter .........................................  $   42.63   $   21.31

Fiscal 2000:
First Quarter ..........................................  $   40.00   $   21.63
Second Quarter .........................................  $   34.25   $   19.19
Third Quarter ..........................................  $   31.19   $   13.13
Fourth Quarter .........................................  $   20.19   $   13.19

Quarter ended December 31, 2000 ........................  $   16.50   $    6.66
Quarter ended March 31, 2001 ...........................  $   15.38   $    6.35
Quarter ended June 30, 2001 (through June 14) ..........  $   10.20   $    5.32

                              PLAN OF DISTRIBUTION

         We are registering for resale all 1,416,586 shares of common stock, par value of $0.01 per share, on behalf of current stockholders, a list of whom is set forth in this prospectus under "Selling Stockholders," or pledgees, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-sale related transfer, referred to in this prospectus as the selling stockholders. We will receive no proceeds from this offering. All of the shares were originally issued by us in connection with our acquisition of all of the outstanding shares of E*TRADE Germany AG, a German corporation.

         The selling stockholders may distribute shares of common stock from time to time as follows (if at all):

         o    to or through underwriters, brokers or dealers;

         o    directly to one or more other purchasers;

         o    through agents on a best-efforts basis; or

         o    otherwise through a combination of any such methods of sale.

         If a selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the notes or shares of common stock.

         The shares of common stock may be sold from time to time:

         o in one or more transactions at a fixed price or prices, which may be changed;

         o    at market prices prevailing at the time of sale;

         o    at prices related to such prevailing market prices;

         o    at varying prices determined at the time of sale; or

         o    at negotiated prices.

         These sales may be effected in transactions:

         o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

         o    in the over-the-counter market;

         o in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

         o    through the writing of options; or

         o    through other types of transactions.

         In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may pledge or grant a security interest in some or all of the common stock and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. The selling stockholder also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholder may sell short the common stock and may deliver this prospectus in connection with such short sales and use the shares of common stock covered by the prospectus to cover such short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

         At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

         Selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have undertaken to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered by this prospectus or December 31, 2001. After this period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act.

                              SELLING STOCKHOLDERS

         None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other of our securities. No selling stockholder beneficially owns 1% or more of the outstanding shares of our common stock. The following table sets forth the number of shares of common stock owned by the selling stockholders and the number of shares of common stock that will be owned assuming the sale of all the shares offered hereby:

                                                    Number of Shares    Number of
                                 Number of Shares     Registered for   Shares Owned
Name of Selling Stockholder     Beneficially Owned     Sale Hereby    After Offering
------------------------------ -------------------- ----------------- --------------
Consors Capital Bank AG              1,106,392          1,106,392                  -
New York Broker Deutschland AG         310,194            310,194                  -
                                    ----------         ----------        -----------
         Total                       1,416,586          1,416,586                  -
                                     =========          =========        ===========



                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act file reports, proxy statements, information statements and other information with the Securities and Exchange Commission, referred to in this prospectus as the Commission. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain information about the operation of these public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus, referred to in this prospectus, together with all amendments and exhibits thereto, as the registration statement. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the shares of common stock offered by this prospectus, reference is hereby made to the registration statement and to the exhibits and schedules filed with the registration statement. The registration statement, including the exhibits and schedules filed with the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 450, Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part may be obtained from that office upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

         1. Our Annual Report on Form 10-K for the year ended September 30, 2000, filed on November 9, 2000, as amended;

         2. Our Amendment No. 1 on Form 10-Q/A for the period ended June 30,
2000;

         3. Our Transition Report on Form 10-QT for the period ended December 31, 2000;

         4. Our Quarterly Report on Form 10-Q for the period ended March 31,
2001;

         5. Our Current Report on Form 8-K, filed on January 19, 2001, as amended;

         6. Our Current Report on Form 8-K, filed on January 25, 2001;

         7. Our Current Report on Form 8-K, filed on May 21, 2001;

         8. Our Current Report on Form 8-K, filed on May 22, 2001;

         9. Our Current Report on Form 8-K, filed on June 15, 2001;

        10. The description of our common stock, $0.01 par value per share, and associated rights, contained in our registration statement on Form 8-A, filed on July 12, 1996, as amended by Amendment No. 1 on Form 8-A12B/A filed on February 12, 2001, including any amendment or report filed for the purpose of updating such description; and

        11. All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

         Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California.

                                     EXPERTS

         The consolidated financial statements of E*TRADE Group, Inc. and its consolidated subsidiaries (the "Company"), except for E*TRADE Financial Corporation and subsidiaries, as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of E*TRADE Financial Corporation and its subsidiaries (consolidated with those of the Company) not presented separately herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated herein by reference. Such consolidated financial statements of the Company and its consolidated subsidiaries are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.